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                                                                     EXHIBIT 2.3

                           NELSON COMMUNICATIONS INC.

                         BIENESTAR COMMUNICATIONS, INC.

                        LIPTON COMMUNICATIONS GROUP, INC.

                               LATIN REPORTS, LTD.

                         -------------------------------

                            ASSET PURCHASE AGREEMENT

                         -------------------------------

                               As of March 5, 1999
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                                TABLE OF CONTENTS

                                                                            Page

1.       Purchase and Sale....................................................1
         1.1.  Sale and Purchase of Assets....................................1
         1.2.  Title to the Assets............................................3

2.       Liabilities of the Sellers...........................................4
         2.1.  Assumed Liabilities............................................4
         2.2.  Excluded Liabilities...........................................5

3.       The Closing; Purchase Price, etc.....................................6
         3.1.  Time and Place; Closing Date...................................6
         3.2.  Purchase Price.................................................6
         3.3.  Allocation of Purchase Price...................................7
         3.4.  Cash Instead of NCI Shares.....................................7

4.       Representations and Warranties of the Sellers........................7
         4.1.  Organization, Qualification and Stock Ownership................7
         4.2.  Subsidiaries...................................................8
         4.3.  Agreement; etc.................................................9
         4.4.  Financial Statements..........................................10
         4.5.  Title to Property, Absence of Encumbrances, etc...............11
         4.6.  Accounts Receivable and Accounts Payable......................12
         4.7.  Books and Records.............................................12
         4.8.  Patents, Trademarks, etc......................................12
         4.9.  Employee Remuneration, etc....................................13
         4.10. Labor Matters.................................................15
         4.11. Bank Accounts.................................................16
         4.12. No Adverse Change.............................................16
         4.13. Absence of Certain Changes....................................16
         4.14. Litigation....................................................19
         4.15. Compliance with Other Instruments and Laws....................20
         4.16. Contracts, etc................................................20
         4.17. Taxes.........................................................23
         4.18. Permits.......................................................27
         4.19. Employee Benefit Plans and Employment Agreements..............27
         4.20. Clients.......................................................28
         4.21. Brokers.  ....................................................28
         4.22. Disclosure....................................................28
         4.23. Investment....................................................28
         4.24. Actions Subsequent to November 30,1998........................31
         4.25. Lease for Space at 230 West 41st Street.......................33

5.       Representations and Warranties of NCI and the Buyer.................34
         5.1.  Organization and Qualification................................34
         5.2.  Agreement, etc................................................34


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         5.3.  Brokers.......................................................35
         5.4.  Capital Stock.................................................36
         5.5.  Financial Statements..........................................36

6.       Covenants of the Sellers.  .........................................37
         6.1.  Publicity; Confidentiality....................................37
         6.2.  Public Offering...............................................37
         6.3.  Taxes.........................................................38
         6.4.  Securities Law Matters........................................38
         6.5.  Latin Reports and LCG Latino..................................38
         6.6.  Compliance with Letter to Landlord............................39


7.       Covenants of NCI and the Buyer......................................39
         7.1.  Publicity; Confidentiality....................................39
         7.2.  Public Offering Documents.....................................39
         7.3.  Permitted Transfer of NCI Shares..............................40
         7.4.  Employee Matters..............................................40
         7.5.  Change of Name................................................42
         7.6.  Filing of Reports.............................................42
         7.7.  Grant of Stock Option.........................................43
         7.8.  Compliance with Letter to Landlord............................43


8.       Conditions to the Obligations of the Sellers........................43
         8.1.  Representations and Warranties................................44
         8.2.  Performance...................................................44
         8.3.  Closing Certificates..........................................44
         8.4.  Opinion of Counsel............................................44
         8.5.  Employment Agreements.........................................44
         8.6.  Stock Option Plans............................................45
         8.7.  Assumption of Liabilities.....................................45
         8.8.  Lease for Office Space........................................45

9.       Conditions to the Obligations of NCI and the Buyer..................46
         9.1.  Representations and Warranties................................46
         9.2.  Performance...................................................46
         9.3.  Closing Certificate...........................................46
         9.4.  Opinion of Counsel............................................47
         9.5.  Consents; Permits.............................................47
         9.6.  Employment Agreements.........................................47
         9.7.  Instruments of Conveyance.....................................47
         9.8.  Lease for Office Space........................................48

10.      Survival of Representations and Warranties; Indemnification ........48

         10.1.  Survival of Representations and Warranties...................48
         10.2.  Indemnification by the Sellers...............................49
         10.3.  Indemnification by NCI and the Buyer.........................49
         10.4.  Indemnification Procedures...................................50

11.      General Provisions..................................................52


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         11.1.  Modification; Waiver.........................................52
         11.2.  Entire Agreement, etc.  .....................................52
         11.3.  Expenses.....................................................52
         11.4.  Further Actions..............................................52
         11.5.  Bulk Sales Law...............................................53
         11.6.  Notices......................................................53
         11.7.  Assignment, etc..............................................54
         11.8.  Counterparts.................................................55
         11.9.  Headings.....................................................55
         11.10. Governing Law................................................55
         11.11. Separability.................................................55
         11.12. Incorporation of Exhibits and Schedules......................55
         11.13. Guaranty by NCI..............................................55

                                    Schedules

Schedule 1.1      Certain Excluded Assets
Schedule 2.1      Certain Assumed Debts, Liabilities and Contracts
Schedule 3.2(b)   Itemization of Cash Portion of Purchase Price
Schedule 4.4      Financial Statements of Sellers
Schedule 4.5      Properties, Equipment, etc.
Schedule 4.8      Patents, Trademarks, etc.
Schedule 4.9      Employee Remuneration, etc.
Schedule 4.10     Labor Matters
Schedule 4.11     Bank Accounts
Schedule 4.13     Certain Changes
Schedule 4.14     Litigation
Schedule 4.16     Contracts
Schedule 4.17     Taxes
Schedule 4.18     Permits
Schedule 4.19     Employee Benefit Plans
Schedule 4.20     Clients
Schedule 4.24     Certain Actions Subsequent to November 30, 1998
Schedule 5.5      Financial Statements of NCI
Schedule 7.4(a)   Transferred Employees

                                    Exhibits

Exhibit A - Opinion of Patterson, Belknap, Webb & Tyler LLP
Exhibit B - Employment Agreement of Sheldon Lipton
Exhibit C - Employment Agreement of Bronna Lipton
Exhibit D - NCI Stock Option Plan
Exhibit E - Assumption of Liabilities
Exhibit F - Amendment Letter
Exhibit G - Assignment and Assumption of Lease Agreement
Exhibit H - Opinion of Frankenthaler Kohn Schneider & Katz


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                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT, dated as of March 5, 1999, by and among NELSON COMMUNICATIONS INC., a Delaware corporation ("NCI"), BIENESTAR COMMUNICATIONS, INC., a Florida corporation (the "Buyer"), LIPTON COMMUNICATIONS GROUP, INC., a New York corporation ("LCG"), and LATIN REPORTS, LTD, a New York corporation ("LR"; LCG and LR, collectively, the "Sellers").

            WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers wish to sell to the Buyer, certain of the assets of LCG and LR;

            WHEREAS, the Buyer is a wholly-owned subsidiary of NCI; and

            WHEREAS, NCI is willing to issue shares of its common stock to the Sellers as a portion of the consideration payable hereunder and to guaranty the performance of this Agreement by the Buyer;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the parties hereto agree as follows:

            1. Purchase and Sale.

            1.1. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained herein, each of the Sellers will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase and acquire from each of
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the Sellers, the entire business of each Seller as a going concern, including without limitation the businesses conducted under the names "LCG Latino" and "Latin Reports," and all of the right, title and interest of each Seller in all of the assets, properties and business of each Seller, of every kind and description, real, personal or mixed, tangible or intangible, wherever located, as the same shall exist on the Closing Date (as such term is defined in Section 3.1), other than the Excluded Assets described below, including without limitation, good will, the trade names "LCG Latino" and "Latin Reports," and all variants thereof and any related trade marks to the extent permitted by law, all know-how, trade secrets, other trade names, governmental filings, licenses, approvals and authorizations, leasehold improvements, equipment, fixtures, rights under contracts, agreements and leases, prepaid expenses, franchises, deposits, rights to funds of whatever nature, client lists, client correspondence, advertising materials and files of any kind and other books and records, and all other properties and rights of every kind of nature owned or held by each Seller on the Closing Date or then used by it in its business, whether or not referred to in this Agreement (collectively, the "Assets"); provided that the following assets of the Sellers ("Excluded Assets") are excluded from the assets and properties being sold hereunder and shall be retained by and remain the property of the Sellers:


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                  (i) All cash and all cash equivalents on hand as of the
Closing Date, amounting to a total of $346,604, in the accounts identified in
Schedule 1.1.

                  (ii) All art work and other personal effects of any of the employees or shareholders of LCG which are on LCG's premises;

                  (iii) Computer equipment used by Sheldon Lipton at his home;
and

                  (iv) Leasehold improvements at Sheldon Lipton's home, in the amount of $9,040, as set forth in Schedule 1.1.

            1.2. Title to the Assets. The Sellers shall sell, transfer, convey and assign to the Buyer as of the Closing Date title to the Assets free and clear of all liens, mortgages, security interests, charges, encumbrances, claims, defenses, rights of others and other restrictions of any kind or character (collectively, "Encumbrances") not disclosed in this Agreement or the Schedules hereto and other than restrictions imposed by laws and regulations applicable to the businesses conducted by the Sellers. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any agreement or other instrument, and the Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under any such agreement or other instrument. Any transfer or


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assignment to the Buyer by the Sellers of any such agreement or other instrument or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained, and the Sellers shall use their best efforts to obtain such consents and approvals. In the event such consent or approval cannot be obtained, the Sellers will cooperate with the Buyer and use their best efforts to provide for the Buyer all benefits to which either Seller is entitled under such agreement or other instrument.

            2. Liabilities of the Sellers.

            2.1. Assumed Liabilities. On the Closing Date, the Buyer shall assume, and agrees to pay or otherwise discharge, the following debts, liabilities and obligations of the Sellers (the "Assumed Liabilities"):

                  (a) All of the debts, liabilities and obligations of the Sellers under the contracts and commitments of the Sellers listed on Schedule
2.1 (the "Contracts");

                  (b) All other debts, liabilities and obligations of the Sellers (other than Excluded Liabilities) related to the businesses of the Sellers or the Assets that arose or accrued between November 30, 1998 and the Closing Date to the extent not discharged or paid prior to the Closing Date and to the extent that the incurrence by the Sellers of any such debts, liabilities or obligations arose in the ordinary course of the business of


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LCG and is not contrary to any representation or warranty of the Sellers contained herein.

            2.2. Excluded Liabilities. Except as expressly provided in Section 2.1, the Buyer shall not and does not assume any other liabilities of any kind, liquidated or contingent, asserted or unasserted, known or unknown, of the Sellers (collectively, the "Excluded Liabilities"), including without limitation all liabilities and all obligations related to:

                  (a) all employee benefit plans, as defined by Section 3(3) of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"), that are maintained, contributed to or required to be contributed to by either of the Sellers, or under which either of the Sellers could incur any liability for the benefit of current, former or retired employees of either of the Sellers or any of their beneficiaries or dependents;

                  (b) each other plan, program, policy, contract, agreement, or arrangement providing for bonuses, pensions, deferred compensation, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance, key man life insurance or other employee benefits or compensation to or for any employee of either of the Sellers or members or their families, whether or not insured or funded;

                  (c) all liabilities for continuation coverage under any hospitalization, medical or dental plan, program, policy, contract, agreement or arrangement, maintained by either


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of the Sellers for any employee of either of the Sellers or members of their families that is required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or any similar state law; and

                  (d) any other liabilities of the Sellers which are not Assumed Liabilities.

            3. The Closing; Purchase Price, etc.

            3.1. Time and Place; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, at 10:00 a.m. local time on the date hereof. The date of the Closing is referred to herein as the "Closing Date".

            3.2. Purchase Price. In addition to assuming the Assumed Liabilities and in consideration of the sale, assignment, transfer and delivery of the Assets, the Buyer will pay the Sellers at the Closing a purchase price (the "Purchase Price"), consisting of:

                  (a) $750,000 by delivery of 68,182 shares of the common stock, par value $0.01 per share ("NCI Stock"), of NCI (the "NCI Shares") to be issued by NCI on behalf of the Buyer. In the event that the price at which the NCI Stock is sold in the contemplated initial public offering by NCI (the "IPO") is less than $11.00 per share, then within ten days of the effective date of the Registration Statement (as defined in Section 6.2) the


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Buyer will pay to the Sellers in cash an amount equal to (x) the difference between the price per share at which the NCI Stock is sold to the public in the IPO and $11.00 (y) multiplied by 68,182; and

            (b) $829,805 in cash, as itemized on Schedule 3.2(b), by delivery to LCG of an official bank check or checks.

            3.3. Allocation of Purchase Price.

            [Intentionally Omitted]

            3.4. Cash Instead of NCI Shares. In the event that the closing of the IPO does not occur within nine months after the Closing, then within ten days after the expiration of such nine month period, NCI will repurchase the NCI Shares to be issued to the Sellers pursuant to Section 3.2(a) for $750,000 in cash, payable to Sellers upon return of the share certificates representing such NCI Shares. NCI's obligation to repurchase the NCI Shares shall be an absolute obligation and shall not be subject to any right of offset or counterclaim or any other right to refuse to effect such repurchase.

            4. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to NCI and the Buyer as follows:

            4.1. Organization, Qualification and Stock Ownership. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and


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operate its properties and carry on its business as now being conducted. Each of the Sellers is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to so qualify would have a material adverse effect on the business or assets of such Seller.
As of the date hereof, the authorized capital stock of LCG consists of 200 shares of common stock, of which 100 shares are issued and outstanding. As of the date hereof, the authorized capital stock of LR consists of 200 shares of common stock, of which 95 shares are issued and outstanding. All of the issued and outstanding shares of the Sellers' stock are owned by Sheldon and Bronna Lipton and are validly issued, fully paid and nonassessable. The Sellers have no shares of capital stock reserved for issuance. Except as indicated above, as of the date hereof (i) there are no shares of capital stock of the Sellers authorized, issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating either Seller to issue, transfer or sell any shares of its capital stock or any security convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock.

            4.2. Subsidiaries. The Sellers do not own or control, directly or indirectly, individually or collectively, any shares of, or interest in, any corporation, partnership, joint venture, association or other business entity.


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            4.3. Agreement; etc. Each of the Sellers has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Sellers and constitutes the legal and binding obligation of the Sellers enforceable in accordance with its terms. The execution and delivery by the Sellers of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Sellers of their respective obligations hereunder will not conflict with or result in any violation of, or any default under (either immediately or with notice or lapse of time), or any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of (a) the respective certificates of incorporation or by-laws of the Sellers, (b) any agreement, contract, mortgage, lease, license, note, bond, indenture, deed of trust or other instrument to which the Sellers or either of them is a party or by which any of the Assets are bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Sellers or any of the Assets, or (d) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Sellers is necessary for the execution of this Agreement by the Sellers, the consummation by the Sellers of the transactions contemplated


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hereby or the performance by the Sellers of their respective obligations hereunder.

            4.4. Financial Statements. Set forth in Schedule 4.4 are true and complete copies of the combined balance sheets of the Sellers as of December 31, 1997 and the related statements of income, retained earnings and cash flows for the year then ended and the notes thereto (the "1997 Financial Statements") and of the combined balance sheets of the Sellers as of November 30, 1998 and the related statements of income, retained earnings and cash flows for the 11-month period then ended and the notes thereto (the "1998 Financial Statements" and, together with the 1997 Financial Statements the "Financial Statements"), all of which were compiled by Price and Company, certified public accountants. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and present fairly the financial position of the Sellers as of the respective dates specified and the results of operations and changes in financial position of the Sellers for the respective periods specified. LR has had no material business activity or revenues since prior to January 1, 1997. Except as reflected in the 1998 Financial Statements or otherwise disclosed in this Agreement or the Schedules hereto, the Sellers have no liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature, whether arising out of contract, tort, statute or otherwise, other than


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obligations to perform under contracts and commitments which (a) have been incurred in the ordinary course of business, (b) would not be required to be reflected in or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles and (c) would not be required to be disclosed in this Agreement or in any Schedule hereto.

            4.5. Title to Property, Absence of Encumbrances, etc. Set forth in
Schedule 4.5 is a complete and accurate list of (a) all real property and (b) all material equipment, furniture and fixtures owned or leased by the Sellers, and of all mortgages, liens and material encumbrances to which such real property, equipment, furniture and fixtures are subject. Except for leased property and as specified in such Schedule 4.5, the Sellers have good and marketable title to all assets, real or personal, tangible or intangible, owned or used by either or both of them, including, without limitation, all assets reflected in the most recent balance sheet included in the 1998 Financial Statements, free and clear of all mortgages, pledges, liens, security interests or encumbrances of any nature (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) including, without limitation, any governmental restrictions on the operation of such assets. All buildings, equipment, furniture and fixtures listed on Schedule 4.5 owned or leased by the Sellers are in good operating condition and repair.


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            4.6. Accounts Receivable and Accounts Payable. The accounts receivable of the Sellers reflected in the Financial Statements, to the extent not yet collected, are from bona fide accounts receivable created in the ordinary course of business. All accounts payable reflected on the balance sheet as of November 30, 1998 included in the 1998 Financial Statements and all accounts payable arising subsequent to the date of such balance sheet, have arisen in the ordinary course of business and represent valid obligations of LCG. The accounts payable of LCG reflected on the balance sheet as of November 30, 1998 included in the 1998 Financial Statements have been paid or are being paid in accordance with past practices.

            4.7. Books and Records. The stock record books, and other material non-financial records of the Sellers (other than the minute books), all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and substantially reflect the basis for the financial condition and results of operations of the Sellers set forth in the Financial Statements and the Interim Financials.

            4.8. Patents, Trademarks, etc. Schedule 4.8 contains a complete and correct list of all patents, trademarks registered or claimed by the Sellers, trade names and registered copyrights owned or used by, or registered in the name of, the Sellers, and of all applications for patents or for registration of trademarks, trade names or copyrights made by the Sellers, or by


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any of their employees, for the benefit of the Sellers. Except as otherwise indicated in Schedule 4.8, one or the other of the Sellers is the registered and beneficial owner of all such patents, trademarks, trade names and registered copyrights, free and clear of any license, royalty, lien, encumbrance or other interest of any third party. The Sellers own or have the right to use all patents, patent applications, trademarks, trade names, copyrights or other intellectual property rights, including, without limitation, trade secrets, technology and know-how, necessary for the conduct of their respective businesses. Other than as set forth on Schedule 4.8, there is no existing, pending or threatened claim by either of the Sellers against any third party for infringement, misuse or misappropriation of any patent, trademark, trade name, copyright or other intellectual property (including without limitation any trade secrets or know-how) owned by either of the Sellers or in which either of the Sellers have an interest. There is no existing, pending or, to the knowledge of the Sellers threatened, action, suit, or proceeding against either of the Sellers for infringement, misuse or appropriation by either of the Sellers of any patent, trademark, trade name, copyright or other intellectual property (including without limitation any trade secret or know-how) owned by any third party or any basis therefor.

            4.9. Employee Remuneration, etc. (a) Schedule 4.9 lists the position and the current salaries, bonuses, or any other form of compensation paid (together with pending or


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anticipated increases therein) to each director, officer, employee, consultant or agent of either of the Sellers, including any bonuses which either of the Sellers has promised or currently anticipates paying to any such person. Except as indicated on Schedule 4.9, no officer or other key employee of either of the Sellers has indicated an intention to terminate his or her employment with either of the Sellers.

                  (b) Schedule 4.9 also lists each officer, employee, consultant and agent of either of the Sellers who has entered into an employment contract, consulting contract or other special arrangement with either of the Sellers, and true and complete copies of all such contracts and descriptions of all such arrangements have been previously delivered to the Buyer.

                  (c) Except as set forth on Schedule 4.9, neither of the Sellers has entered into any agreement or arrangement with any employee, officer, director or provider of services of either of the Sellers to pay any of them any amount beyond their regular salary or other compensation as an inducement to remain at their present position until, or contingent upon, the execution of this Agreement or the consummation of the transactions contemplated hereby or pursuant to which either of the Sellers or the Buyer could have any obligation to pay any of them compensation in the event of, or as a consequence of (i) the severance of their employment or relationship with the Sellers following a change of control of either of the Sellers or their employment by the Buyer or (ii) a change of control of either of the Sellers.


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            4.10. Labor Matters. Neither of the Sellers is a party to any collective bargaining agreement. Except as disclosed on Schedule 4.10, no attempt to organize the employees of either of the Sellers has been made, nor is any such attempt now threatened or, to the knowledge of the Sellers, being planned. The Sellers are in compliance with all applicable Federal, state and local laws, rules and regulations regarding employment conditions and practices, have withheld all amounts required by law or agreement to be withheld from the wages or salaries of their respective employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Sellers have not engaged in any unfair labor practices and have not discriminated on the basis of age, sex or other discrimination prohibited by law in their respective employment conditions or practices. Except as set forth on Schedule 4.10, there are no unfair labor practice or age or sex discrimination charges or complaints or other charges or complaints alleging illegal discriminatory practices pending or threatened against either of the Sellers before any Federal, state or local board, department, commission or agency nor to the knowledge of the Sellers does any basis therefor exist. There are no existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Sellers. There are no pending or threatened representation questions respecting the employees of the Sellers or any pending arbitration proceedings.


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            4.11. Bank Accounts. Schedule 4.11 lists the name and location of each bank or other institution in which either of the Sellers has any account or safe deposit box, the number or other identification thereof and the names of all persons authorized to draw thereon or have access thereto.

            4.12. No Adverse Change. Since January 1, 1998, there has not been any material adverse change in the financial condition, operations, business or prospects of either of the Sellers.

            4.13. Absence of Certain Changes. Except as set forth on Schedule
4.13 or any other Schedule to this Agreement, since January 1, 1998, the Sellers have not, either individually or together, (a) incurred any material obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (b) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest), any of their assets, real or personal, tangible or intangible, (c) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (d) incurred any obligation for borrowed money which remains outstanding on the date hereof, except for borrowings in an aggregate amount not exceeding $10,000 incurred in the ordinary course of business, (e) forgiven


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or canceled any debts or claims or waived any rights of material value not previously accrued, (f) granted or promised any increase in compensation in any form of more than 10% to any officer or other employee or granted any severance or termination pay, agreed to or indicated the intention of paying to any officer or other employee a bonus or other compensation not included in such person's base salary in excess of the bonus or other compensation previously paid such person, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, (g) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (h) granted any rights or licenses under any of its trademarks, trade names, copyrights or other intellectual property rights, (i) made any capital expenditure or binding commitment therefor which individually or in the aggregate exceeds $10,000, (j) sold, assigned or transferred any of its assets (tangible or intangible) or otherwise disposed of any property, trademark, trade name, assumed name, copyright (or pending application therefor) or interest thereunder, except in each case in the ordinary course of business,
(k) suffered any material loss of, or adverse change in its relationship with, any material client or customer or has knowledge that any such client or customer intends or is contemplating any action which would constitute or lead to such a loss or adverse change, or written down the value of any work-in-process or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, (l) suffered any damage, destruction or loss (whether or not covered by insurance) which has had a material adverse effect on its business, (m) suffered any strike or other labor trouble which has materially affected its operations, (n) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (o) materially decreased the level of maintenance on, or its expenditures for maintenance of, the real property, equipment, furniture and fixtures owned or leased by it, (p) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (q) settled any dispute involving payment by either of the Sellers in excess of $5,000, or canceled, forgiven or reduced any obligation of any person or entity in an amount in excess of $5,000, (r) made any loan or advance in excess of $5,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extension of trade credit in accordance with its normal business practices, (s) amended or terminated any agreement which is material to its business, except amendments in the ordinary course of business which have not had and will not have a material adverse effect on the business of the Sellers or the Assets; (t) renewed, extended or modified any lease of real property or personal property, except in the ordinary course of business, in circumstances that have not had and will not have a material adverse effect on the business of the Sellers or the Assets; or (u) entered into any other material transaction other than in the ordinary course of business.

            4.14. Litigation. Other than as set forth on Schedule 4.14, there is no judicial or administrative action, suit, proceeding or governmental investigation pending or threatened before any court or tribunal or governmental instrumentality, or any citation, order or notice of violation of any law, decree, rule or regulation, by or against either of the Sellers or any of the Sellers' properties, or which relates in any way to the Sellers' respective businesses, properties, assets or operations, or which has or is likely to result in an imposition of a lien on any of the properties or assets owned or leased by either of the Sellers, or which questions the validity of this Agreement or any action to be taken in connection herewith, nor is there any such action, suit, proceeding or investigation, pending or, to the knowledge of any director or officer of the Sellers, threatened, which involves any director, officer, employee, consultant or independent contractor of the Sellers in its or his capacity as such. Except as set forth in Schedule 4.14, neither the Sellers nor any property or assets of either of the Sellers is subject to any judicial or administrative order, judgment, injunction or decree nor has either of the Sellers been a party to any product or professional liability litigation within the last five years.

            4.15. Compliance with Other Instruments and Laws. Neither of the Sellers is in violation of any provision of (a) its charter or by-laws, or (b) any agreement, contract, mortgage, lease, license or other instrument, governmental franchise, license, permit or authorization, judgment or order of any tribunal or governmental body, or law, statute, decree, rule or regulation applicable to it or any of its properties or to which it is a party or by which it is bound.

            4.16. Contracts, etc. Schedule 4.16 contains a complete and correct list and attachments thereto (to the extent not listed on any other Schedule to this Agreement) of each (a) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan, agreement or arrangement of either of the Sellers, (b) mortgage, debenture, note or installment obligation, or other instrument or contract for the borrowing or lending of money by either of the Sellers, including without limitation any agreement or arrangement relating to the maintenance of compensating balances or the availability of a line of credit, (c) license agreement, sales agency agreement or franchise agreement (other than off-the-shelf software licenses) to which either of the Sellers is a party, (d) guaranty of any obligation of any person by either of the Sellers, including without limitation any keep-well, make-whole or maintenance of working capital or earnings or similar agreement,
(e) agreement for the sale of any properties or assets by either of the Sellers other than sales of products or services in the ordinary course of business to clients or customers which in 1997 generated or which in 1998 obligates the customer or client to pay, revenues of less than $50,000, (f) contract, purchase order or other agreement, other than a contract, purchase order or other agreement (i) for the purchase of equipment, furniture or fixtures with an aggregate consideration of less than $5,000, made in the ordinary course of business, or (ii) for the purchase of materials or supplies made in the ordinary course of business, pursuant to which either of the Sellers is or may be obligated to make payments, contingent or otherwise, on account of or arising out of the acquisition, prior, pending or future, of the shares, business, or other assets of another enterprise, (g) secrecy or invention agreement under which either of the Sellers or any of the present officers or employees of either of the Sellers has any obligation and relating to the business of either of the Sellers, (h) agreement for the purchase or sale of goods or services not terminable without liability by the applicable Seller on 90 days' (or less) notice or involving payments by or to it in excess of $5,000, (i) agreement or arrangement with a customer or client of either of the Sellers for rebates, sharing of expenses or any similar device for the effective reduction or increase of prices or other charges and involving products or services with a value in excess of $5,000, (j) lease of real or personal property with either of the Sellers as lessor or lessee, involving rents of more than $5,000 per year, (k) agreement or arrangement limiting the freedom of either of the Sellers or, to the knowledge of either of the Sellers, any of the present or former officers or employees of either of the Sellers, to compete in any line of business similar to the businesses of the Sellers, with any person or other entity or in any geographical area, (l) governmental license, franchise, permit or authorization held by and material to the business of either of the Sellers and not listed on any other Schedule hereto, (m) outstanding powers of attorney executed by or on behalf of either of the Sellers, (n) joint venture agreement or partnership, profit sharing or other similar agreements to which either of the Sellers is a party, (o) contract, commitment or agreement not referred to above in this Section 4.16 or in any other Schedule to this Agreement and any one of which involves aggregate payments by or to either of the Sellers of $5,000 or more. All such contracts and agreements are, with respect to the Sellers, valid, binding and in full force and effect, neither the Seller which is a party thereto nor any other party is in material default thereunder and no event has occurred which, whether with notice, lapse or time or otherwise, would constitute a default by such Seller thereunder, and such Seller has not received or sent any notice of cancellation or termination thereunder. Except as disclosed in Schedule 4.16 hereto, no consent of any party or the payment of any penalty or incurrence of any additional obligation or change of any terms is necessary so that all rights of the Sellers under contracts extending beyond the Closing Date may be transferred to the Buyer on, and continue in effect after, the Closing Date.

            4.17. Taxes. (a) As used in this Section 4.17, the following terms have the following meanings:

                        (i) "Tax" means any federal, state, local, or foreign income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, ad valorem, lease, service use, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, together with any expenses incurred in connection with the determination, settlement or litigation of any Tax liability:

                        (ii) The term "Tax Return" means any return, declaration, report, claim for refund, information return or any statement or other document required to be filed in respect of Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Sellers, including any schedule or attachment thereto and any amendment thereof;

                        (iii) The term "Code" means the Internal Revenue Code of 1986, as amended; all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto; and

                        (iv) Any reference in this Section 4.17 to the Sellers includes a reference to a person acting on behalf of the Sellers.

                  (b) The Sellers have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid. The Sellers currently are not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Sellers do not file a Tax Return that it is or may be subject to taxation by that jurisdiction. There are no liens or other encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (c) The Sellers have withheld and paid to the appropriate governmental or regulatory authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (d) No stockholder, director or officer (or employee responsible for Tax matters) of the Sellers expects any authority to assess any additional Taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any Tax liability of the Sellers either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers and the stockholders, directors and officers (and employees responsible for Tax matters) of the Sellers has knowledge based upon personal contact with any agent of such authority.

                  (e) Schedule 4.17 lists all federal, state, local and foreign income Tax Returns filed with respect to either of the Sellers for the taxable period ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and lists all Tax Returns, from whatever taxable period, that are currently the subject of audit. The Sellers have delivered to the Buyers correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers.

                  (f) Neither of the Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (g) None of the assets of the Sellers is "tax- exempt use property" within the meaning of Section 168(h) of the Code. Except as set forth in Schedule 4.17, neither of the Sellers has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. None of the assets of the Sellers is property that either Seller is required to treat as being owned by any other person pursuant to the safe harbor lease provisions of former section 168(f)(8) of the Code. The Sellers have not participated in an international boycott within the meaning of Section 999 of the Code. Neither of the Sellers has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither of the Sellers has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  (h) The unpaid taxes of the Sellers (i) did not, as of the most recent month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers in filing their tax returns.

                  (i) None of the assumed liabilities is an obligation to make a payment that will not be deductible under Section ss.280G of the Code. Each of the Sellers have disclosed on their federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of tax within the meaning of Section ss.6622 of the Code. Neither of the Sellers is a party to any Tax allocation or sharing agreement. Neither of the Sellers (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return nor (ii) has any liability for the Taxes of any person (other than the Sellers) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            4.18. Permits. The Sellers have obtained and hold all licenses, permits, authorizations, consents and orders or approvals of all foreign, Federal, state or local governmental or regulatory bodies that are necessary for the lawful conduct of their respective businesses and to operate the Assets as presently being operated (the "Permits"). All of the Permits are listed on
Schedule 4.18 and are validly issued and in full force and effect and the Sellers are in compliance therewith. No proceeding is pending or threatened which seeks or may result in the cancellation, suspension, restriction or modification of any Permit. The businesses of the Sellers are being operated in all respects in accordance with the terms and conditions of the Permits.

            4.19. Employee Benefit Plans and Employment Agreements. Except for the Sellers' tax-qualified Profit Sharing Plan (the "Profit Sharing Plan") and certain medical and other welfare benefit plans maintained currently by either of the Sellers, as set forth on Schedule 4.19 (the "Welfare Plans", and with the Profit Sharing Plan, collectively, the "Plans"), the Sellers are not a party to, do not sponsor or maintain, or have any obligation or liability arising for any periods ending prior to, on or after the Closing Date under or in connection with, any collective bargaining agreement, pension, profit sharing, deferred compensation, incentive compensation, welfare benefit or other similar plan or arrangement or understanding providing benefits to any Transferred Employee (as defined in Section 7.4(a)) or any other obligation or liability arising from the employment or termination of employment of any Transferred Employee.

            4.20. Clients. Schedule 4.20 sets forth the ten largest clients (measured by fees generated) of each of the Sellers as of December 31, 1997 and November 30, 1998.

            4.21. Brokers. No finder, broker, agent or other intermediary has acted on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby for whose fees the Buyer is liable.

            4.22. Disclosure. This Agreement, the Schedules hereto, the Financial Statements and any other information furnished or to be furnished to the Buyer in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements contained therein not false or misleading. There is no fact known to the Sellers or their respective directors or officers which materially affects or will materially affect the businesses of the Sellers or the Assets which has not been set forth in this Agreement, the Schedules hereto or the Financial Statements.

            4.23. Investment.

                  4.23.1. The Sellers (a) understand that the NCI Shares that they will receive as part of the Purchase Price have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) are acquiring the NCI Shares solely for each of their own accounts for investment purposes, and not with a view to the distribution thereof, (c) are sophisticated investors with knowledge and experience in business and financial matters, (d) have received certain information concerning NCI, and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the NCI Shares, (e) are "Accredited Investors", as such term is defined in Rule 501 promulgated under the Securities Act, (f) are able to bear the economic risk and lack of liquidity inherent in holding the NCI Shares, and (g) acknowledge that, except as specifically set forth herein, no party has made any representation or warranty regarding NCI or the NCI Shares.

                  4.23.2. The Sellers acknowledge that they have been advised that (a) the NCI Shares must be held indefinitely and the Sellers must continue to bear the economic risk of holding the NCI Shares unless (i) the NCI Shares are subsequently registered for sale under the Securities Act and any applicable state laws, (ii) an exemption from such registration is available or (iii) the NCI Shares are repurchased by NCI pursuant to

Section 3.4 of this Agreement, (b) there is presently no public market for the NCI Shares and there is no assurance that a public market for the NCI Shares will develop; (c) Rule 144 promulgated under the Securities Act ("Rule 144") is not currently available with respect to sales of NCI Shares, and, except to the extent set forth in Section 7.6 hereof, NCI has made no agreement with the Sellers to take such actions as may be necessary to make Rule 144 available; (d) if and when the NCI Shares may be disposed of in reliance on Rule 144, such disposition may be made only in limited amounts in accordance with the terms and conditions of Rule 144; (e) if sale under Rule 144 is not available, public sale of the NCI Shares without registration will require the availability of another exemption under the Securities Act; (f) a notation will be made in the records of NCI and any transfer agent that the NCI Shares are subject to restrictions on transfer; and (g) a restrictive legend will be placed on the certificates representing the NCI Shares in substantially the following form:

                        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE

                        STATE SECURITIES OR "BLUE SKY" LAWS, OR (B) IF NELSON COMMUNICATIONS INC. (THE "COMPANY") HAS PREVIOUSLY BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND SUCH STATE SECURITIES OR "BLUE SKY" LAWS. THE TRANSFER OF SUCH SHARES MAY ALSO BE SUBJECT TO CONTRACTUAL RESTRICTIONS UNDER ONE OR MORE AGREEMENTS, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF THE COMPANY.

            4.24. Actions Subsequent to November 30, 1998. From November 30, 1998 until the Closing Date, the Sellers have (a) conducted their respective affairs only in the ordinary course of business, in substantially the manner as theretofore conducted and in accordance with all laws, rules, regulations, orders, approvals, authorizations, exemptions, classifications and registrations, (b) maintained all of their respective Assets in as good condition and repair as of November 30, 1998, reasonable wear and tear excepted, (c) performed all of their respective obligations under all contracts to which either of them is a party, and, except as reflected in any Schedule to this Agreement (each item so reflected in any such Schedule to this Agreement representing only transactions entered into in the ordinary course of business), not amended, altered or modified any provision of any such contract or entered into any new contract or transaction involving consideration in excess of $5,000 or disposed of any assets having a value in excess of $5,000 in the aggregate without the prior written consent of NCI and the Buyer, (e) used their best efforts to maintain the existing relationships with all clients, customers and others having business dealings with either of the Sellers, (f) used their best efforts to keep available the services of each of the Sellers' officers and employees, (g) promptly delivered to NCI and the Buyer interim financial statements and internal financial records as and when requested by the Buyer and NCI, (h) conferred on a regular and frequent basis with representatives of NCI or the Buyer to report material operational matters and the general status of ongoing operations, (i) not permitted the imposition of any lien, security interest or other encumbrance upon any of the Assets; (j) not made any capital investment in, made any loan to, or acquired the securities or assets of any other entity or person; (k) not made any change in employment terms for any of their respective directors, officers, and employees outside the ordinary course of business; (l) except as reflected in Schedule 4.24 or any other Schedule to this Agreement (each item so reflected in any such Schedule to this Agreement representing only transactions entered into in the ordinary course of business), not incurred any obligation or liability, whether absolute, accrued, contingent or other and (m) not, without the prior written consent of NCI and the Buyer, taken any action or engaged in any transaction not expressly permitted by this Section 4.24 or otherwise contemplated by this Agreement which would cause any of the representations and warranties made by the Sellers herein to be untrue as of the Closing Date or a breach of the terms and conditions of this Agreement.

            4.25. Lease for Space at 230 West 41st Street. LCG has not committed a breach or violation of, is not in default under and has committed no act which with the passage of time or any applicable grace period would in the future constitute a default under the lease between 230 West 41st Street, L.L.C. [(as successor to RKC Tribune Associates)] as Landlord (the "Landlord") and LCG as Tenant dated June 9, 1993, as modified by various agreements including but not limited to First Amendment of Agreement of Lease dated June 26, 1996 and a further agreement to be dated as of the date hereof (collectively, the "Lease") for LCG's office space located on the 17th floor of the building known as 230 West 41st Street, New York, New York. There is no ongoing dispute between LCG and the Landlord (or any of their representatives) relating to the Lease, LCG has paid all rent required to be paid under the Lease through February 28, 1999, and all alterations and modifications made by LCG to the space subject to the Lease have been made in accordance with the terms of the Lease and all applicable laws and regulations.

            5. Representations and Warranties of NCI and the Buyer. NCI and the Buyer represents and warrants to the Sellers as follows:

            5.1. Organization and Qualification. NCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and business as now being conducted. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and business as it is now being conducted. NCI and the Buyer are duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the character of the properties they own or lease or the nature of their activities makes such qualification necessary.

            5.2. Agreement, etc. Each of NCI and the Buyer has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by NCI and the Buyer and constitutes the legal and binding obligation of NCI and the Buyer enforceable in accordance with its terms. The execution and delivery by NCI and the Buyer of this Agreement, the consummation of the transactions contemplated hereby, and the performance by NCI and the Buyer of their respective obligations hereunder will not conflict with or result in any violation of, or any default under (either immediately or with notice or lapse of time) any provision of (a) the respective certificates of incorporation or by-laws of NCI or the Buyer, (b) any agreement, contract, mortgage, lease, license, note, bond, indenture, deed of trust or other instrument to which NCI and the Buyer or either of them is a party, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to NCI or the Buyer, or any of NCI's or the Buyer's properties or other assets, or (d) any law, statute, decree, rule or regulation of any jurisdiction. No authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by NCI or the Buyer is necessary for the execution of this Agreement by NCI and the Buyer, the consummation by NCI and the Buyer of the transactions contemplated hereby or the performance by NCI and the Buyer of their respective obligations hereunder.

                  5.3. Brokers. No finder, broker, agent or other intermediary has acted on behalf of NCI or the Buyer in connection with this Agreement or the transactions contemplated hereby for whose fees the Sellers are liable.

            5.4. Capital Stock. The authorized capital stock of NCI consists of 100,000,000 shares of the common stock, par value $0.01 per share of NCI and 2,000,000 shares of undesignated preferred stock of NCI. On the date hereof (i) 24,348,408 shares of the authorized common stock were validly issued and outstanding, fully paid and nonassessable, (ii) no shares of the authorized preferred stock were issued and outstanding, and (iii) an aggregate of 5,056,445 shares of the authorized common stock and no shares of the authorized preferred stock are reserved for issuance upon the exercise of warrants, options and other rights heretofore issued by NCI or which NCI is committed to issue. The NCI Shares when issued by NCI to the Sellers at the Closing shall be validly issued, fully paid and nonassessable.

            5.5. Financial Statements. Set forth in Schedule 5.5 are true and complete copies of (a) the unaudited balance sheet of NCI as of December 31, 1997 and the related statements of income, retained earnings and cash flow for such year (the "1997 Financial Statements") and (b) the preliminary unaudited balance sheet of NCI as of December 31, 1998 and the related statements of income and, retained earnings for the year then ended (the "1998 Financial Statements"). The 1997 Financial Statements (i) present fairly the financial position of NCI as of the date specified and the results of operations and changes in financial position of NCI for the respective period indicated and
(ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period specified. Since December 31, 1997 no change has occurred in the financial condition, assets, liabilities or business of NCI, other than (a) as shown on the 1998 Financial Statements or (b) changes which are in the aggregate not materially adverse.

            6. Covenants of the Sellers. The Sellers covenant as follows:

            6.1. Publicity; Confidentiality. The Sellers will not, without the consent of NCI and the Buyer, issue or cause the publication of any press release or other public announcement with respect to this Agreement after the date hereof, except where such release or announcement is required by law.

            6.2. Public Offering. The Sellers understand that NCI expects to file a registration statement (together with all amendments thereto, the "Registration Statement") with the SEC for the IPO. In connection with the IPO, the Sellers agree to execute such documents and take such actions as may reasonably be requested by NCI or the underwriters of the IPO; provided, however, that in no event shall the Sellers or their designees be required to sign any agreement or undertaking which restricts them from selling any NCI shares for a period in excess of 180 days from the closing of the IPO. In addition, the Sellers will not disclose to any third party the intention of NCI to consummate the IPO prior to the filing by NCI of the Registration Statement with the SEC.

            6.3. Taxes. The Sellers shall be solely liable for any obligation for Taxes attributable to, arising from or associated with the sale or transfer from the Sellers to the Buyer of the Assets, other than federal, state and local income taxes, if any, of NCI or the Buyer and any sales taxes attributable to or in connection with such sale or transfer, which taxes shall be paid by the Buyer or NCI.

            6.4. Securities Law Matters. (a) The Sellers will not, directly or indirectly, offer, transfer, sell, pledge or otherwise dispose of any NCI Shares, unless such offer, transfer, sale, pledge or other disposition is either
(i) pursuant to an effective registration statement under the Securities Act and registration under any applicable state laws, or (ii) effected only after furnishing NCI with an opinion of counsel, which counsel shall be reasonably satisfactory to NCI and which opinion shall be in form and substance reasonably satisfactory to NCI, stating that no such registration of the NCI Shares is required because of the availability of an exemption from registration under the Securities Act and under applicable state laws.

            6.5. Latin Reports and LCG Latino. Promptly after the Closing LR and LCG shall take such steps as NCI and the Buyer shall reasonably request so as to allow the Buyer to use the names "Latin Reports" and "LCG Latino" including without limitation the change of name or dissolution of LR and the filing by LCG of a certificate of termination of use of the assumed name "LCG Latino" with the State of New York.

            6.6. Compliance With Letter to Landlord. No later than 3 business days after the Closing Date, LCG shall, in accordance with the Letter to Landlord (as defined in Section 8.8(b) hereof), deliver to Goldfarb & Fleece, 345 Park Avenue, New York, New York 10154 (Attn. Marc J. Becker and Pamela B. Silverman), the attorneys for the Landlord, the Closing Notice (as defined in
Section 8.8(b) and, if not delivered prior thereto, evidence of the corporate authorization of LCG to execute the Amendment Letter and the Assignment and Assumption (each as defined in Section 8.8 hereof).

            7. Covenants of NCI and the Buyer. NCI and the Buyer covenant as follows:

            7.1. Publicity; Confidentiality. NCI and the Buyer shall consult with the Sellers as to the contents of any press release or other public announcement with respect to this Agreement after the date hereof and will not, without the consent of the Sellers, issue or cause the publication of any press release or other public announcement with respect to this Agreement after the date hereof, except where such release or announcement is required by law, including without limitation NCI's Registration Statement for the IPO.

            7.2. Public Offering Documents. In connection with the IPO, NCI will deliver to the Sellers copies of the Registration Statement and the Prospectus, and will keep the Sellers informed of the expected timing of the IPO. In addition,

NCI will deliver to the Sellers, upon request, any exhibits to the Registration Statement.

            7.3. Permitted Transfer of NCI Shares. If the Sellers distribute their assets to their shareholders then NCI will permit the transfer of the NCI Shares by the Sellers to such shareholders, provided that any such shares received by the shareholders contain the legend set forth above in Section 4.23.2, are subject to the same sale restrictions as are applicable to the Sellers and the opinion of counsel referenced therein is received by NCI.

            7.4. Employee Matters.

                  (a) Subsequent to the Closing, the Buyer shall make offers of employment to each employee of the Sellers listed on Schedule 7.4(a) hereto (the "Transferred Employees") effective as of the Closing Date, and such offer of employment with Buyer shall be at rates of regular compensation generally enjoyed by similarly situated employees of the Buyer, with such benefits as are generally offered by the Buyer to similarly situated employees of the Buyer; provided, however, that Simon Lo will be hired at a salary not less than $4,000 per year greater than his present salary. If a Transferred Employee is on disability leave (short or long term) as of the Closing Date, such offer of employment shall not be effective until termination of such leave. The Sellers agree that, with respect to any employees of the Sellers who do not become Transferred Employees, the Sellers shall retain all liabilities and obligations, with respect to compensation or benefits to which such employees are entitled. The Sellers further agree that with respect to any employees of the Sellers who become Transferred Employees, except as set forth in Schedule 7.4(a), the Sellers shall retain all liabilities and obligations with respect to compensation or benefits to which such employees were entitled by virtue of their employment by the Sellers prior to the Closing Date and Buyer's liability and obligations with respect to such Transferred Employees shall apply only with respect to any such amounts that become payable with respect to, and which are directly attributable to, such employees' employment with the Buyer after the Closing Date.

                  (b) The Buyer shall credit each Transferred Employee under the Buyer's Benefit Plans (as defined in Section 7.4(d) below) with service equal to such employee's period of service with the Sellers prior to the Closing Date for purposes of eligibility to participate in or receive benefits (including for vesting purposes) under the Buyer's Benefit Plans, and any waiting period under the Buyer's Benefit Plans shall be waived with respect to such Transferred Employees.

                  (c) On and after the Closing Date, the Buyer's 401(k) Plan (as defined in Section 7.4(d) below) shall accept rollovers of amounts held under the Lipton Communications Group Profit Sharing Plan ("Sellers' Profit-Sharing Plan") on behalf of any Transferred Employee, provided such rollover meets the requirements of Code Section 402(c). The Sellers hereby represent that (i) the Sellers' Profit-Sharing Plan has been the subject of a favorable determination letter from the IRS which was filed with the IRS within the remedial amendment period prescribed under Section 401(b) of the Code with respect to compliance with the Tax Reform Act of 1986 to the effect that Sellers' Profit-Sharing Plan is qualified under Section 401(a) of the Code, subject to the customary reservations as to the plan's operational compliance with the Code's requirements, (ii) no such determination letter has been revoked, (iii) to the Sellers' knowledge, the IRS has not issued written notice of its intent to revoke the qualified status of the Sellers' Profit-Sharing Plan, and (iv) and to the Sellers' knowledge, no circumstances exist that would reasonably be expected to result in disqualification of the Sellers' Profit-Sharing Plan.

                  (d) For purposes of this Section 7.4, "Buyer's Benefit Plans" shall mean all employee benefit plans and programs maintained by the Buyer, including, but not limited to, the Nelson Communications, Inc. Savings/Investment Plan (the "Buyer's 401(k) Plan"), the Buyer's medical, dental, group life, accidental death and dismemberment and long-term disability plan, and the Buyer's vacation program.

            7.5. Change of Name. Promptly following the Closing, the Buyer will change its name to Bienestar/LCG Communications, Inc.

            7.6. Filing of Reports. If the IPO is completed, NCI confirms that, while the Sellers (or their designees) own any NCI shares, it expects to take all steps and file all reports required of an issuer of restricted securities to enable the Sellers (or their designees) to make sales of the NCI Shares pursuant to Rule 144.

            7.7. Grant of Stock Option. No later than 14 days after the Closing Date, NCI shall grant to Simon Lo a nonqualified option to purchase $30,000 in NCI Shares, with an exercise price of $7.00 per share, subject to other terms and conditions with respect to exercise period and other matters that are generally applicable to similarly situated employees of NCI or the Buyer, as determined by NCI's Compensation Committee under the terms of the NCI 1998 Stock Incentive Plan, attached hereto as Exhibit D.

            7.8. Compliance With Letter to Landlord. No later than 3 business days after the Closing Date, NCI shall, in accordance with the Letter to Landlord (as defined in Section 8.8(b) hereof), deliver to Goldfarb & Fleece, 345 Park Avenue, New York, New York 10154 (Attn. Marc J. Becker and Pamela B. Silverman), the attorneys for the Landlord, the following documents: The Closing Notice (as defined in Section 8.8(b) hereof) and, if not delivered prior thereto, certified or bank checks for $5,201.33 and $39,870.00, a Form W-9. completed by NCI and evidence of the corporate authorization of NCI to execute the Assignment and Assumption (as defined in Section 8.8(a) hereof).

            8. Conditions to the Obligations of the Sellers. The obligations of the Sellers to effect the transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of the following conditions:

            8.1. Representations and Warranties. The representations and warranties of NCI and the Buyer contained herein are true and correct when made and shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of the Closing.

            8.2. Performance. NCI and the Buyer shall have performed and complied with each covenant or condition required by this Agreement to be performed or complied with by them before or at the Closing.

            8.3. Closing Certificates. NCI and the Buyer shall each have delivered to the Sellers a certificate, dated the Closing Date and executed by a principal executive or financial officer, certifying that the conditions specified in Sections 8.1 and 8.2 applying to NCI or the Buyer, as the case may be have been fulfilled.

            8.4. Opinion of Counsel. The Sellers shall have received from Patterson, Belknap, Webb & Tyler LLP, counsel for NCI and the Buyer, an opinion, dated the Closing Date, addressed to the Sellers and in substantially the form of Exhibit A.

            8.5. Employment Agreements. The Buyer shall have entered into employment agreements (the "Employment Agreements") with:

                  (a) Sheldon Lipton in substantially the form set forth in Exhibit B; and

                  (b) Bronna Lipton in substantially the form set forth in Exhibit C.

            8.6. Stock Option Plans. NCI shall have granted to Sheldon Lipton a nonqualified option to purchase $100,000 in NCI Shares, with an exercise price of $7.00 per share, subject to other terms and conditions with respect to exercise period and other matters that are generally applicable to similarly situated employees of NCI or the Buyer, as determined by NCI's Compensation Committee under the terms of the NCI 1998 Stock Incentive Plan, attached hereto as Exhibit D.

            8.7. Assumption of Liabilities. The Buyer shall have executed an Assumption of Liabilities in substantially the form set forth in Exhibit E.

            8.8 Lease for Office Space.

                  (a) The Landlord shall have signed and returned to NCI and LCG
(I) a letter agreement (the "Amendment Letter") in the form attached hereto as Exhibit F between LCG and the Landlord further amending the Lease and (ii) an Assignment and Assumption of Lease Agreement in the form attached hereto as Exhibit G (the "Assignment and Assumption") among the Landlord, LCG and NCI.

                  (b) NCI and LCG shall have each signed the Closing Notice (the "Closing Notice") directed to the Landlord and Goldfarb & Fleece, referred to in the letter from NCI and LCG to the Landlord dated March 1, 1999 (the "Letter to Landlord") attached to the Amendment Letter and the Assignment and

Assumption, and NCI shall, unless previously delivered to the Landlord, have available at the Closing the following documents referred to in the Letter to
Landlord: Certified or bank checks for $5,201.33 and $39,870.00, a Form W-9 completed by NCI and evidence of the corporate authorization of NCI to execute the Assignment and Assumption.

            9. Conditions to the Obligations of NCI and the Buyer. The obligations of NCI and the Buyer to effect the transactions contemplated hereby are subject to the fulfillment before or at the Closing of the following conditions:

            9.1. Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement (including the Schedules hereto) shall have been true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing.

            9.2. Performance. The Sellers shall have performed and complied with each covenant and condition required by this Agreement to be performed or complied with by each of them before or at the Closing.

            9.3. Closing Certificate. The Sellers shall have delivered to the Buyer a certificate, dated the Closing Date and executed by a principal executive or financial officer of each

Seller, certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

            9.4. Opinion of Counsel. NCI and the Buyer shall have received from Frankenthaler Kohn Schneider & Katz, counsel to the Sellers, an opinion, dated the Closing Date, addressed to NCI and the Buyer and in substantially the form of Exhibit H.

            9.5. Consents; Permits. The Sellers shall have obtained, and NCI and the Buyer shall have received, in form and substance satisfactory to NCI and the Buyer, all consents which are required to consummate the transactions contemplated hereby or to avoid the termination of any Permit or contract upon such consummation, including without limitation waivers of due-on-sale clauses contained in any contracts and any consents to the change of ownership of the Assets required under the terms of any Permit or contract.

            9.6. Employment Agreements. The persons listed as parties to the Employment Agreements set forth in Exhibits B and C shall have entered into employment agreements in substantially the respective forms set forth therein.

            9.7. Instruments of Conveyance. The Sellers shall have executed and delivered such bills of sales, assignments of intellectual property and other assignments and instruments as the Buyer may reasonably require to transfer the Assets to the Buyer free and clear of all Encumbrances not disclosed in this Agreement or the Schedules hereto.

            9.8 Lease for Office Space.

                  (a) The Landlord shall have signed and returned to NCI and LCG the Amendment Letter and the Assignment and Assumption.

                  (b) NCI and LCG shall have each signed the Closing Notice and LCG shall, unless previously delivered to the Landlord, have available at the Closing evidence of the corporate authorization of LCG to execute the Assignment and Assumption and the Amendment Letter.

            10. Survival of Representations and Warranties; Indemnification.

            10.1. Survival of Representations and Warranties. The representations and warranties contained in Sections 4 and 5 of this Agreement shall survive any investigation by any party and the Closing but shall expire and be extinguished on the third anniversary of the Closing Date, except that the Sellers' representations and warranties set forth in Sections 4.17 and 4.19 shall survive until 90 days after expiration of the applicable statute of limitations for any affected taxable period. No action for indemnification under this Section 10 may be brought with respect to such representations and warranties after the applicable date indicated in the preceding sentence unless, before the date such representations and warranties expire, the party seeking indemnification has notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder.

            10.2. Indemnification by the Sellers. Subject to Section 10.1, from and after the Closing, the Sellers jointly and severally agree to indemnify and defend NCI and the Buyer, and hold NCI and the Buyer harmless from and against, any out-of-pocket loss, liability, damage, penalty, claim or expense (including reasonable attorneys' and consultants' fees and other costs and expenses) incurred or sustained by NCI or the Buyer as a result of or relating to:

                  (a) the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty of the Sellers set forth in this Agreement;

                  (b) any investigation, claim, lawsuit, arbitration, or regulatory or administrative suit, proceeding, order or action relating to, or arising out of, any acts, omissions or activities of the Sellers before the Closing Date, whether or not disclosed herein or in the Schedules hereto; and

                  (c) the non-fulfillment or breach by LCG prior to the Closing Date of any covenant or agreement set forth in the Lease.

            10.3. Indemnification by NCI and the Buyer. Subject to Section 10.1, from and after the Closing, NCI and the Buyer jointly and severally agree to indemnify and defend the Sellers, and hold the Sellers harmless from and against any out-of-pocket loss, liability, damages, penalty, claim or expense (including reasonable attorneys' and consultants' fees and other costs and expenses) incurred or sustained by the Sellers as a result of or relating to:

                  (a) the non-fulfillment or breach of any covenant or agreement or the breach of any representation or warranty of NCI or the Buyer set forth in this Agreement; and

                  (b) any investigation, claim, lawsuit, arbitration, or regulatory or administrative suit, proceeding, order or action relating to, or arising out of, any acts, omissions or activities of NCI or the Buyer before the Closing Date, whether or not disclosed herein or in the Schedules hereto, or with respect to the conduct of the businesses presently conducted by the Sellers or the Assets after the Closing Date.

            10.4. Indemnification Procedures. The procedures set forth in this
Section 10.4 are applicable to any claims made or which may be made by a third party against a party indemnified pursuant to Section 10.2 or 10.3. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Section 10, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action. If any such claim shall be brought against such Indemnitee, it shall notify such Indemnitor thereof, the Indemnitor shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise any such claim or action; provided, however, that any such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld; and provided further, that if the Indemnitee rejects a settlement that would have included a complete release of the Indemnitee from any further liability, its right to indemnification from the Indemnitor shall be limited to the amount that would have been payable by the Indemnitor under such settlement or compromise. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Section 10 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order in insure the proper and adequate defense of any such claim or proceeding.

            11. General Provisions.

            11.1. Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties herein. Any of the terms and conditions of this Agreement may be waived in writing at any time on or before the Closing Date by the party entitled to the benefits thereof.

            11.2. Entire Agreement, etc. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

            11.3. Expenses. Whether or not the transactions contemplated herein shall be consummated, NCI, the Buyer and the Sellers shall each pay its own expenses incident to the preparation and performance of this Agreement; provided, however, that the Buyer will pay at the Closing the Sellers' actually incurred legal fees and disbursements up to a maximum of $30,000.

            11.4. Further Actions. Each party shall execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated hereby.

            11.5. Bulk Sales Law. The Sellers shall not be required to comply with the New York bulk sales law. However, the Sellers shall indemnify and hold NCI and the Buyer harmless from and against all claims and liabilities, including reasonable attorneys' fees and costs, arising out of any suit, action or proceeding against NCI or the Buyer in which any claim is made due to or on account of the Sellers' failure to comply with the New York bulk sales law, provided that the claim in any such suit, action or proceeding is for an amount owing by the Sellers to any creditor as of November 30, 1998 or for an amount owing by the Sellers to any creditor which was incurred by the Sellers after November 30, 1998 and prior to the Closing Date if such incurrence was contrary to any representation or warranty of the Sellers contained herein.

            11.6. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery:

                       (a)      If to the Sellers:

                                Mr. Sheldon Lipton, President
                                LCG Latino
                                230 West 41st Street
                                New York, New York  10036-7207
                                with a copy to:

                                Frankenthaler Kohn Schneider
                                  & Katz
                                26 Broadway - Suite 700
                                New York, New York  10004
                                Attention:  Michael Katz, Esq.

                       (b)      If to NCI or the Buyer:

                                Bienestar Communications, Inc.
                                214 Carnegie Center - Suite 102
                                Princeton, New Jersey  04850
                                Attention:  Craig H. Scott
                                            President and Chief Operating
                                            Officer

                                with a copy to:

                                Patterson, Belknap, Webb & Tyler LLP
                                1133 Avenue of the Americas
                                22nd Floor
                                New York, New York  10036
                                Attention:  Alan Gettner, Esq.

or to such other address or to such other persons as the Parties shall have last designated by notice to the other Parties.

            11.7. Assignment, etc. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives, but shall not be assignable, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.

                  (b) Any payments or other distributions to be made by the Buyer or NCI to the Sellers hereunder shall be made to the designees of the Sellers (as provided in writing to the Buyer or NCI) if the Sellers shall have been dissolved or be in the process of dissolution prior to or at the time of such payment or distribution.

            11.8. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

            11.9. Headings. The Section and other headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

            11.10. Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

            11.11. Separability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

            11.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            11.13. Guaranty by NCI. NCI hereby unconditionally guarantees to the Sellers the prompt and complete performance by the Buyer of all the terms, covenants, conditions and agreements contained in this Agreement. This guaranty shall apply with the same force and effect to all modifications or amendments to this

Agreement. Recovery may be had on this guaranty without first asserting, prosecuting or exhausting any remedy or claim against the Buyer or its successors, assigns or legal representatives.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        NELSON COMMUNICATIONS INC.


                                        By: /s/ Thomas A. Moore
                                            ------------------------------------
                                            Title:


                                        BIENESTAR COMMUNICATIONS, INC.


                                        By: /s/ Peter Law-Gisiko
                                            ------------------------------------
                                            Title:


                                        LIPTON COMMUNICATIONS GROUP, INC.


                                        By: /s/ Sheldon Lipton
                                            ------------------------------------
                                            Title:


                                        LATIN REPORTS, LTD.


                                        By: /s/ Sheldon Lipton
                                            ------------------------------------
                                            Title:

EXHIBITS AND SCHEDULES TO ASSET PURCHASE AGREEMENT


Pursuant to Item 601(b)(2) of Regulation S-K, Nelson Communications Inc. agrees to furnish supplementally a copy of any of the following omitted exhibits or schedules to the Commission upon request:

Exhibit                          Description
------                           -----------

  A                              Opinion of Patterson, Belknap, Webb & Tyler LLP

  B                              Employment Agreement of Sheldon Lipton

  C                              Employment Agreement of Bronna Lipton

  D                              NCI Stock Option Plan

  E                              Assumption of Liabilities

  F                              Amendment Letter

  G                              Assignment and Assumption of Lease Agreement

  H                              Opinion of Frankenthaler Kohn Schneider & Katz


Schedule                         Description
--------                         -----------

1.1                              Certain Excluded Assets

2.1                              Certain Assumed Debts, Liabilities and
                                 Contracts

3.2(b)                           Itemization of Cash Portion of Purchase Price

4.4                              Financial Statements of Sellers

4.5                              Properties, Equipment, Etc.

4.8                              Patents, Trademarks, Etc.

4.9                              Employee Remuneration, Etc.

4.10                             Labor Matters

4.11                             Bank Accounts

4.13                             Certain Changes

4.14                             Litigation

4.16                             Contracts

4.17                             Taxes

4.18                             Permits

4.19                             Employee Benefit Plans

4.20                             Clients

4.24                             Certain Actions Subsequent to November 30, 1998

5.5                              Nelson Communications Inc. Financial Statements

7.4 (a)                          Transferred Employees